         EX-99.B(e)mnl2partamend4

Fourth Amendment to Target Funds Participation Agreement
(For Products Sold Through W&R Distribution System)
This Fourth Amendment (the "Amendment") is entered into this 1st day of March 2008, by and among Minnesota Life Insurance Company ("Company"), Waddell & Reed, Inc. ("W&R"), and W&R Target Funds, Inc.

WHEREAS, Company and W&R are parties to the Agreement; and

WHEREAS, the parties intended, at the effective date of the Agreement, for W&R Target Funds, Inc. to be a party to the Agreement, as evidenced by the W&R Target Funds, Inc. executing and performing obligations under the Agreement, as amended; and

WHEREAS, Company wishes to amend Exhibit A of the Agreement;

NOW, THEREFORE, the parties agree as follows:

1.	Exhibit B is deleted and replaced in its entirety by the Exhibit B attached to this Second Amendment.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

MINNESOTA LIFE INSURANCE COMPANY

By:	Bruce P. Shay

Its:	Senior Vice President

WADDELL & REED, INC.

By:	Thomas W. Butch

Its:	President

W&R TARGET FUNDS, INC.

By:	Henry J. Herrmann

Its:	President

EXHIBIT B
March 1, 2008
W&R Target Funds, Inc.

Funds Available to Variable Accounts

All W&R Target Portfolios